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                                                                    EXHIBIT 99.1

                           RAMSAY HEALTH CARE, INC.
                         One Alhambra Plaza, Suite 750
                         Coral Gables, Florida  33134



            HORIZON HEALTH CORPORATION AND RAMSAY HEALTH CARE, INC.
               ANNOUNCE THE SALE OF FPM BEHAVIORAL HEALTH, INC.


     Horizon Health Corporation (Nasdaq: HORC) and Coral Gables, Florida-based Ramsay Health Care, Inc. (Nasdaq: RHCI) announced today that, effective June 1, 1998, Horizon acquired from Ramsay all the outstanding capital stock of FPM Behavioral Health, Inc. of Winter Park, Florida. The purchase price was $20,000,000 in cash, subject to certain post-closing adjustments. As a result of the acquisition, FPM Behavioral Health, Inc. has become a wholly-owned subsidiary of Horizon.

     FPM provides managed behavioral health care services, employee assistance programs (EAP) and other related behavioral health care services to health maintenance organizations and self-insured employers. At February 28, 1998, FPM had 46 contracts covering approximately 1,135,000 lives in 9 states. FPM provides its services both through health care professionals employed by FPM and through independent health care professional that have contracted with FPM on a fee-for-service basis. At April 1998, the FPM provider network was composed of over 2,000 providers. For the nine months ended March 31, 1998, FPM revenues were approximately $19.0 million and pretax income was approximately $2.0 million.

     With the FPM acquisition, Horizon, through its subsidiaries, will have approximately 200 contracts for the provision of EAP and mental health services covering nearly 2.0 million lives.

     Horizon plans to consolidate its previously acquired Florida PPS subsidiary into FPM's operations prior to the close of its current fiscal year on August 31, 1998. As a result of this and other factors, Horizon expects the acquisition of FPM to be accretive to its fiscal 1999 earnings.

     James Ken Newman, Chairman of Horizon Health Corporation, said, "We are very pleased with the successful completion of the FPM acquisition. The FPM acquisition further expands our capabilities in the provision of employee assistance programs and other behavioral health care services offered by Horizon. The FPM acquisition continues the diversification of our business operations consistent with our overall business plan."

     Ramsay Health Care Chairman of the Board, Paul J. Ramsay, stated, "We are very pleased with the consummation of this transaction because it begins to solidify our debt reduction strategy."

     Luia E. Lamela, Chief Executive Officer of Ramsay Health Care, Inc. commented, "This transaction reaffirms our commitment to Ramsay Health Care, Inc.'s new strategic direction which focuses on the Youth Services Industry."

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     The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, Horizon's ability to retain FPM's existing contracts, to successfully integrate the operations of FPM on a cost-effective basis, and various other risks as outlined in Horizon and Ramsay's Securities and Exchange Commission filings.

     Ramsay Health Care, Inc. is a provider and manager of specialized programs and services for at-risk and troubled youth. The Company through its subsidiary, Ramsay Youth Services, Inc., operates residential youth facilities, group homes and a juvenile assignment center. Ramsay Health Care, Inc. also operates psychiatric facilities and manages the delivery of behavioral health care programs on behalf of acute care hospitals and community mental health centers.

   Horizon Health Corporation is a leading provider of EAP and mental health services to business and managed care organizations as well as the leading contract manager of clinical programs offered by general acute care hospital in the United States. At June 1, 1998, Horizon had over 200 contracts to provide EAP and mental health services covering nearly 2,000,000 lives.

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